Exhibit 5.1

K&L Gates llp Hearst Tower 47th Floor 214 North Tryon Street Charlotte, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

May 19, 2017

Primo Water Corporation

104 Cambridge Plaza Drive

Winston-Salem, NC 27104

Ladies and Gentlemen:

We have acted as counsel to Primo Water Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment (the “Post-Effective Amendment”) to each of the following Registration Statements (the “Registration Statements”) on Form S-8 filed by Primo Water Operations, Inc. (formerly known as “Primo Water Corporation”), a Delaware corporation and predecessor to the Company (the “Predecessor Registrant”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof:

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File No. 333-175165, as filed with the Commission on June 27, 2011, originally registering an aggregate of 1,037,817 shares of the common stock of the Predecessor Registrant (“Predecessor Registrant Common Stock”), comprised of 718,273 shares of Predecessor Registrant Common Stock issuable under the Primo Water Corporation 2010 Omnibus Long-Term Incentive Plan (as subsequently amended, the “Omnibus Plan”), 295,586 shares of Predecessor Registrant Common Stock issuable under the Primo Water Corporation 2004 Stock Plan (the “2004 Plan”) and 23,958 shares of Predecessor Registrant Common Stock issuable under the Primo Water Corporation 2010 Employee Stock Purchase Plan (the “ESPP” and, collectively with the Omnibus Plan and the 2004 Plan, the “Plans”).

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File No. 333-192341, as filed with the Commission on November 14, 2013, originally registering an aggregate of 1,750,000 shares of Predecessor Registrant Common Stock, comprised of 1,500,000 shares of Predecessor Registrant Common Stock issuable under the Omnibus Plan and 250,000 shares of Predecessor Registrant Common Stock issuable under the ESPP.

●	File No. 333-203916, as filed with the Commission on May 6, 2015, originally registering 1,500,000 shares of Predecessor Registrant Common Stock issuable under the Omnibus Plan.

The Company is the successor to the Predecessor Registrant as a result of an internal reorganization of the Predecessor Registrant that occurred on May 18, 2017 (the “Reorganization”). To effect the Reorganization, the Predecessor Registrant formed the Company and in turn caused the Company to form New PW Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”). The Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”), by the merger of Merger Sub with and into the Predecessor Registrant (the “Merger”) pursuant to the terms of that certain Agreement and Plan of Merger, dated May 18, 2017, by and among the Company, the Predecessor Registrant and Merger Sub.

The Predecessor Registrant survived the Merger as a direct, wholly owned subsidiary of the Company and each outstanding share of capital stock of the Predecessor Registrant issued and outstanding immediately prior to the Merger was converted in the Merger into a share of capital stock of the Company having the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions, as the share of the Predecessor Registrant’s capital stock being converted.

As of the effective time of the Merger, pursuant to a Compensation Plan and Warrant Assignment Agreement, dated May 18, 2017, by and among the Company and the Predecessor Registrant, the Company assumed all of the Predecessor Registrant’s employee compensation plans (including sponsorship thereof) and subplans, appendices and addendums thereto, including all obligations with respect to the shares of capital stock issuable or to be issued pursuant to the Plans.

In accordance with paragraph (d) of Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), the Post-Effective Amendment is being filed by the Company, as the successor registrant to the Predecessor Registrant, to expressly adopt the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The Registration Statements, as amended by the Post-Effective Amendment, relate to the offer and sale by the Company of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), remaining to be issued under the Plans (the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the Post-Effective Amendment. For purposes of rendering that opinion, we have examined: (a) the Registration Statements and the Post-Effective Amendment, (b) the Predecessor Registrant’s Sixth Amended and Restated Certificate of Incorporation, as in effect immediately prior to the Reorganization, (c) the Predecessor Registrant’s Amended and Restated Bylaws, (d) the Company’s Certificate of Incorporation, as in effect immediately prior to the Reorganization, (e) the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof, (f) the Company’s Bylaws, (g) the Plans, including the forms of award agreements related thereto, and (h) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (a) through (h) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share under the Plans; (b) the Shares will be evidenced be appropriate certificates, duly executed and delivered or the Company’s Board of Directors will adopt a resolution, providing that all Shares shall be uncertificated in accordance with Section 158 of the DGCL, prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) each Plan constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the applicable Plan and the applicable award agreement thereunder; and (f) the Company’s Board of Directors will duly authorize each Award (as defined in the applicable Plan) granted under the Plans pursuant to which any Share will be issued in accordance with the DGCL and the applicable Plan.

Our opinion set forth below is limited to the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plans and, when, and if, issued pursuant to the terms of the Plan will be validly issued, fully paid, and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP